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                                                   News Release




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
Contacts:  Media:         WorldCom                          Investors:       WorldCom
                          Terri Howell                                       Gary Brandt
                          402-231-3450                                       601-360-8544

                          Brooks Fiber                                       Brooks Fiber
                          Paula Fassi                                        Waymon Tipton
                          800-799-8914 ext.539                               800-799-8914 ext. 313
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FOR IMMEDIATE RELEASE


               STOCKHOLDERS APPROVE WORLDCOM/BROOKS FIBER MERGER

JACKSON, Miss., January 29, 1998 - WorldCom, Inc. (WCOM) today announced that at a special meeting of stockholders of Brooks Fiber Properties, Inc. (BFPT) held in St. Louis, Missouri, stockholders of Brooks Fiber approved the proposed merger between the two companies. Under the terms of the merger agreement, each share of Brooks Fiber common stock will be converted into the right to receive 1.85 shares of WorldCom, Inc. common stock, and will be accounted for as a pooling of interests transaction. The merger is expected to be effective today at 11:59 p.m.

Brooks Fiber Properties, Inc., headquartered in St. Louis, Missouri, is a leading full service provider of competitive local telecommunications services in cities across the United States. With networks operational or under construction in 44 U.S. cities, the company provides its customers with advanced and reliable high-capacity voice, video, data and other enhanced telecommunications services.

WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq National Market (U.S.) under the symbol WCOM and WCOMP, respectively. On November 10, 1997, WorldCom announced a difinitive merger agreement with MCI Communications Corporation to form a new company called MCI WorldCom. The company expects the merger to close in mid-1998.